Exhibit 26(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post -Effective Amendment No. 16 to the Registration Statement on Form N-6 (the “Registration Statement”) of our report dated April 24, 2020 relating to the financial statements of Empire Fidelity Investments Variable Life Account A, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 24, 2020, relating to the financial statements of Empire Fidelity Investments Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the headings “Services” and “Experts” in such Registration Statement.

Boston, Massachusetts
April 24, 2020